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                                                                     EXHIBIT 2.1






                  SHARE SALE-, PURCHASE- AND TRANSFER AGREEMENT

                       relating to Hermos Informatik GmbH


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                   SHARE SALE- PURCHASE AND TRANSFER-AGREEMENT


dated July 3, 2002


                                 by and between


DIPL.-ING. DIETER HERRMANNSDORFER, Culmerstr. 1 a, 95490 Mistelgau
                                                                  - "Seller I" -

DIPL.-PHYS. HARALD BUCHMANN, Im Gehaig 21, 95463 Bindlach
                                                                 - "Seller II" -

                                - Seller I and Seller II jointly "the Sellers" -


BROOKS AUTOMATION HOLDING GMBH, Goschwitzer Str. 25, 07745 Jena
                                                                 - "Purchaser" -

                                       and


BROOKS-PRI AUTOMATION, INC., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, USA
                                                                    - "Brooks" -



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                                    PREAMBLE:

WHEREAS Sellers are the sole shareholders of Hermos Informatik GmbH, which company has its principal place of business in D-95490 Mistelgau and is registered in the commercial register of the local court of Bayreuth under HRB 2224 (hereinafter referred to as "Company"), having a total nominal share capital of Euro 50.000,--.

WHEREAS Seller I owns and holds share interests in the Company in the nominal amounts of Euro 15.000,--, Euro 17.500,--, Euro 5.000,-- and Euro 4.000,--
(the "A-Shares");

WHEREAS Seller II owns and holds share interests in the Company in the nominal amounts of Euro 7.500,-- and Euro 1.000,-- (the "B-Shares", A-Shares and B-Shares jointly "the Shares");

WHEREAS Sellers are willing to sell and transfer to Purchaser and Purchaser is willing to purchase and acquire from Sellers with commercial effect as of the date of this agreement (the "Closing Date") the Shares representing 100 % of the share capital and voting rights of the Company,

NOW THEREFORE the parties hereto agree as follows:


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                                        I
                    PURCHASE, SALE AND TRANSFER OF THE SHARES

                                   ARTICLE 1
                                PURCHASE AND SALE

Subject to the terms and conditions of this Share Sale-, Purchase- and Transfer Agreement (the "Agreement"), and in consideration of the purchase price more specifically defined in Article 3 hereof, Seller I hereby sells to Purchaser and the Purchaser hereby purchases from the Seller I the A-Shares together with all rights now or hereafter attached to the A-Shares and Seller II hereby sells to Purchaser and the Purchaser hereby purchases from Seller II the B-Shares together with all rights now or hereafter attached to the B-Shares.

                                   ARTICLE 2
                                TRANSFER OF TITLE

The transfer of the A-Shares and the B-Shares sold to Purchaser pursuant to
Article 1 hereof is hereby effected by way of assignment of the A-Shares by Seller I to Purchaser and of the B-Shares by Seller II to Purchaser and by the Purchaser accepting such assignments (the "Closing").

                                   ARTICLE 3
                     PURCHASE PRICE, PAYMENT AND ADJUSTMENT

3.1. The aggregate purchase price for the A-Shares shall amount to US $ 34.030.000,-- (US Dollars thirty four million and thirty thousand) (the "A-Purchase-Price") and the aggregate purchase price for the B-Shares shall amount to US $ 6.970.000,-- (US Dollars six million nine hundred and seventy thousand) (the "B-Purchase Price"), the aggregate purchase price for the Shares (the "Purchase Price") amounting to US $ 41 Mio.

3.2.   The Purchase Price shall be calculated and paid as follows:

       3.2.1. That number of Brooks common stock, $.01 par value (the "Brooks Common Stock"), issued at Closing Date, that represents an aggregate value equal to US $ 22.534.500,-- shall be paid by the Purchaser to Seller I at the Closing against presentation of an acknowledgment corresponding to ANNEX 3.2.1 and signed by Seller I;

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       3.2.2. that number of Brooks Common Stock, issued at Closing Date, that represents an aggregate value equal to US $ 4.615.500,-- shall be paid by the Purchaser to Seller II at the Closing against presentation of an acknowledgment corresponding to ANNEX 3.2.1 and signed by Seller II;

       3.2.3. the amount of US $ 2.988.000,-- shall be paid by the Purchaser to Seller I at the Closing by transfer to his bank account No. 875229176 with HypoVereinsbank AG, Bayreuth;

       3.2.4. the amount of US $ 612.000,-- shall be paid by the Purchaser to Seller II at the Closing by transfer to his bank account No. 875228013; HypoVereinsbank AG, Bayreuth

       3.2.5. on Closing Date the cash amount of US $ 332.000,-- shall be paid by Purchaser and that number of Brooks Common Stock, issued at Closing Date, that represents an aggregate value equal to US $ 3.071.000,-- payable to Seller I shall be paid by Brooks into an escrow account with State Street Bank and Trust Company (the "Escrow Agreement");

       3.2.6. on Closing Date the cash amount of US $ 68.000,-- shall be paid by Purchaser and that number of Brooks Common Stock, issued at Closing Date, that represents an aggregate value equal to US $ 629.000,-- payable to Seller II shall be paid by Brooks into an escrow accountwith State Street Bank and Trust Company;

       3.2.7. that number of Brooks Common Stock that represents an aggregate value equal to US $5.104.500,-- and is payable to Seller I and that number of Brooks Common Stock that represents an aggregate value equal to US $ 1.045.500,-- and is payable to Seller II (jointly "the Residual Stock") shall be reserved for issuance by Brooks pending adjustment of the Purchase Price in accordance with
              Section 3.3 hereof.

       3.2.8. The value of the Brooks Common Stock to be transferred on Closing Date and the value of the Residual Stock (such value of the Residual Stock hereinafter the "Holdback") shall be calculated based upon a 20 day trading per share average ending on the second trading day before the Closing Date (the "Closing Stock Price").


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3.3.   Subject to the adjustment procedure set out in Subsection 3.4, the
       Purchase Price shall be determined and adjusted as follows:

       3.3.1. Not later than 30 days after the Closing Date, Sellers shall prepare and deliver to the Purchaser (i) a balance sheet (the "Closing Balance Sheet") which shall reflect the book value of the Company's Acquired Assets (as hereinafter defined) and the Assumed Liabilities (as hereinafter defined) as of the Closing Date, (ii) a statement (the "Closing Statement") indicating the difference between the aggregate net book value of the Acquired Assets and the aggregate net book value of the Assumed Liabilities (the "Closing Net Book Value") and (iii) a statement of profit and loss for the period from January 1, 2002 to the Closing Date (the "Closing Income Statement") and a calculation of the "Actual Provisional Income" (in accordance with the definition of Provisional Income in Section 3.6). The Acquired Assets and Assumed Liabilities are defined to mean those assets and liabilities respectively that do directly relate to the Hermos Embedded Systems (as in more detail defined in ANNEX 3.3.1 (A)) and shall be limited to those assets and liabilities that, respectively the categories of which are listed in ANNEX 3.3.1
              (B)); in particular, but not limited to, Assumed Liabilities shall not include any liabilities that do not relate to the Hermos Embedded Systems or any liabilities incurred as a direct result of the consummation of the transaction, except as otherwise expressly provided for in this Agreement.

       3.3.2. The Closing Balance Sheet shall be prepared on a basis consistent with the preparation of the balance sheet as of December 31, 2001 (the "Base Balance Sheet") and otherwise in accordance with German GAAP, taking into consideration the elimination of all assets except the Acquired Assets and of all liabilities except the Assumed Liabilities. The Closing Income Statement shall be prepared on a basis consistent with the preparation of the statement of profit and loss for the period from January 1, 2001 to December 31, 2001 (the "Base Income Statement") and otherwise in accordance with German GAAP.

              The Closing Balance Sheet and Closing Income Statement delivered to the Purchaser shall be accompanied by a certificate from Eismann & Partner,

              Weidenberg, the accountants of the Company, that the Closing Balance Sheet and Closing Income Statement have been prepared on a basis consistent with the preparation of the Base Balance Sheet and Base Income Statement, respectively with the provisions as stated in Subsection 3.3.1 above. The Closing Balance Sheet and Closing Income Statement shall also be accompanied by all necessary and appropriate supporting work papers and materials. If these work papers and materials have not been provided or prepared in a professional and workmanlike manner, the Review Period referenced in Sub-Section 3.3.4 hereof shall be extended to give Purchaser's accountants sufficient time to complete their audit of the Closing Balance Sheet and the Closing Income Statement.

              Inventory shall be valued as provided in Section 4.20 hereof by the Sellers and Purchaser as of the close of business on the Closing Date based on a physical count undertaken on the mutually agreed upon date that is on or near the Closing Date at which all parties or their representatives may be present to observe.

       3.3.3. To the extent that the Closing Net Book Value differs from the comparable net book value (the "Base Net Book Value") as derived from the pro forma balance sheet prepared in accordance with German GAAP as attached hereto as ANNEX 3.3.3 (the "Pro Forma Balance Sheet"), then the Purchase Price shall be adjusted on a Dollar-for-Dollar basis by the amount of such difference as hereinafter set forth. The Base Net Book Value equals Euro 294.083,--.

       3.3.4. Following receipt of the Closing Balance Sheet and the Closing Income Statement, Purchaser and Purchaser's accountants will be afforded a period of 90 calendar days (the "Review Period") to audit, at Purchaser's costs, the Closing Balance Sheet and the Closing Income Statement. At or before the end of the Review Period, Purchaser will either (i) accept the Closing Balance Sheet, the Closing Statement, the Closing Income Statement and the Actual Provisional Income in their entirety, in which case the Closing Net Book Value will be deemed to be as set forth on the Closing Statement and the Closing Balance Sheet, the Closing Income Statement, the Actual Provisional Income and the Closing Statement shall be final, binding and conclusive on Sellers and Purchaser or (ii) deliver to Sellers a written notice in accordance with Subsection 3.3.6 disputing the Closing Balance Sheet and/or the Closing Statement and/or the Closing Income Statement and/or the Actual Provisional Income; to the extent that Purchaser has not provided Sellers with written notice in accordance with Subsection 3.3.6 at or before the end of the Review Period, the Closing Balance Sheet, the Closing Statement, the Closing Income Statement and the Actual Provisional Income shall be deemed accepted by Purchaser and shall be final, binding and conclusive on Sellers and Purchaser.

       3.3.5. Within ten days following the later of (i) the date the Closing Balance Sheet and the Closing Statement are accepted by Purchaser or (ii) the final, binding and conclusive determination of any dispute with respect to the Closing Balance Sheet or the Closing Statement as provided in Subsection 3.3.6:

              (i) If the Closing Net Book Value is less than the Base Net Book Value and such difference is less than or equal to the Holdback, then Brooks shall pay or cause the Purchaser to pay to the Sellers an amount of Brooks Common Stock equal to the aggregate value of the Holdback minus such difference;

              (ii) if the Closing Net Book Value is less than the Base Net Book Value and such difference is greater than the Holdback, then the Sellers shall pay to the Purchaser an amount of Brooks Common Stock the value of which is equal to the Base Net Book Value minus the Closing Net Book Value minus the Holdback;

              (iii) if the Closing Net Book Value is greater than or equal to the Base Net Book Value then Brooks shall pay or cause the Purchaser to pay to the Sellers an amount of Brooks Common Stock the value of which is equal to the Holdback plus such difference, if any.

              (iv) Any values referred to under this Subsection 3.3.5 shall be calculated on the basis of the calculation set out in Subsection 3.2.8.

              (v)    Any amounts payable to the Sellers under this Subsection
                     3.3.5 and Section 3.6 shall be distributed amongst the Sellers proportionally, i.e. Seller I to receive 83 % and Seller II to receive 17 % thereof. For any amount payable by the Sellers under this Subsection 3.3.5, or under Section 3.6, the Sellers shall be liable in the same proportions.

              (vi) Any Brooks Common Stock to be returned to Purchaser under Subsection 3.3.5 shall be returned first from the Restricted Shares (as defined in Annex 3.2.1) then from Unrestricted Shares (as defined in Annex 3.2.1). The Residual Stock, and any further Brooks Common Stock to be issued and delivered to Sellers under Subsection 3.3.5, shall be counted as Restricted Shares for the purpose of
                     Section 1.6 of Annex 3.2.1.

              (vii) Payment of Brooks Common Stock to be effected under this subsection 3.3.5. shall be made by delivery of share certificates.

       3.3.6. In the event that any dispute shall arise as to the manner of preparation or the accuracy of the Closing Balance Sheet, Closing Statement, Closing Income Statement or Actual Provisional Income prior to the expiration of the Review Period, the Purchaser shall provide Sellers with written notice of each disputed item and specify the reason therefor. In the event of such a dispute, Purchaser and Sellers shall attempt to reconcile in good faith their differences as to such items within 20 calendar days (the "Resolution Period") of Sellers' receipt of such notice, and any resolution by them as to any disputed items shall be final, binding and conclusive on Sellers and Purchaser. If Purchaser and Sellers are unable to reach a resolution with such effect within the Resolution Period, Purchaser and Sellers shall submit the dispute to an independent auditor of accepted reputation, whose determination of such dispute shall be final, binding and conclusive on the parties. If the Purchaser and Sellers cannot agree on an independent auditor within 10 calendar days of the end of the Resolution Period, Purchaser and Sellers shall cause the Chamber of Industry and Commerce of Frankfurt to appoint such independent auditor. Fees and expenses of such independent auditor and the Chamber of Industry and Commerce of Frankfurt/Main shall be paid by Sellers if the independent auditor determines either
              (A) that the actual Closing Net Book Value falls short of the Closing Net Book Value indicated in the Closing Statement by 5% or more or (B) Actual Provisional Income falls short of Estimated Provisional Income by 5% or more. In all other cases, such fees and expenses shall be paid by Purchaser.

3.4. The number of shares issued to the Sellers in consideration of the sale and transfer of the Shares shall be adjusted as follows:

       3.4.1. The "Original Unrestricted Shares Dollar Value" shall mean the total dollar amount calculated by multiplying the number of Unrestricted Shares (as defined in Annex 3.2.1) issued at Closing by the Closing Stock Price. The "Bench Price" shall mean the average closing price of a share of Brooks Common Stock for the 20 consecutive days on which the Nasdaq National Market is open for business ending on the Trigger Date as reported on the Nasdaq National Market (subject to appropriate adjustment for any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to the Brooks Common Stock occurring after the date hereof but, prior to the Trigger Date). The "Trigger Date" shall mean the day on which the Registration Statement (as defined in Section 13.1.2(a) hereof) is declared effective by the SEC (as defined in Annex 3.2.1). The "Bench Unrestricted Share Dollar Value" shall mean the total dollar amount calculated by multiplying the total number of the Unrestricted Shares issued at the Closing by the Bench Price.

       3.4.2. The parties agree that the number of Unrestricted Shares shall be adjusted on the Trigger Date as follows:

              (i) If the quotient of the Bench Price divided by the Closing Stock Price is equal to or greater than 0,9, but less than or equal to 1,1, then, there shall be no adjustment to the number of Unrestricted Shares;

              (ii) If the quotient of the Bench Price divided by the Closing Stock Price is less than 0,9, then, subject to the limitations in Subsection 3.4.3 below, Brooks shall issue to Sellers an additional whole number of shares of Brooks Common Stock (collectively, the

                     "Bonus Shares") such that the sum of (a) the dollar value of such Bonus Shares when valued at the Bench Price plus
                     (b) the Bench Unrestricted Share Dollar Value shall equal the product of 0,9 times the Original Unrestricted Shares Dollar Value; or

              (iii) If the quotient of the Bench Price divided by the Closing Stock Price exceeds 1,1, then, subject to the limitations in Subsection 3.4.4 below, the Sellers shall immediately forfeit and transfer for no consideration to Purchaser that whole number of shares of Brooks Common Stock (the "Forfeit Shares") such that the dollar value of such Forfeit Shares when valued at the Bench Price shall equal the result obtained when (a) the product of 1,1 multiplied by the Original Unrestricted Share Dollar Value is subtracted from
                     (b) the Bench Unrestricted Share Dollar Value.

       3.4.3. Notwithstanding the provisions of Subsection 3.4.2 (ii), in no event shall the number of Bonus Shares issuable to the Sellers exceed a number equal to 10 % of the number of shares determined by dividing the Original Unrestricted Shares Dollar Value (US $ 18.500.000,--) by the Bench Price.

       3.4.4. Notwithstanding the provisions of Subsection 3.4.2 (iii), in no event shall the number of Forfeit Shares required to be forfeited by Sellers exceed a number equal to 10 % of the number of shares determined by dividing the Original Unrestricted Shares Dollar Value (US $ 18.500.000.--) by the Bench Price.

       3.4.5. 83 % of any Bonus Shares issued pursuant to Subsection 3.4.2 (ii) shall be issued to Seller I and 17 % any Bonus Shares issued pursuant to Subsection 3.4.2 (ii) shall be issued to Seller II.

       3.4.6. Seller I shall be responsible for forfeiting and transfer to Purchaser 83% of the Forfeit Shares and Seller II shall be responsible for forfeiting and transfer to Purchaser 17% of the Forfeit Shares. The Forfeit Shares shall be returned first from the Restricted Shares, then from the Unrestricted Shares.

3.5. "Purchase Shares" means the shares of Brooks Common Stock issued or to be issued in connection with this Agreement.

3.6. On the Closing Date, Purchaser shall deliver cash equal to 83% of the Estimated Provisional Income to Seller I by transfer to bank account no. 300 92 62 with HypoVereinsbank AG, Bayreuth, and equal to 17% of the Estimated Provisional Income to Seller II by transfer to bank account no. 301 89 20 with HypoVereinsbank AG, Bayreuth. The Estimated Provisional Income is Euro1.100.000,-- and reflects the parties' estimate of Provisional Income. Provisional Income means the difference of the net profits reflected on the Closing Income Statement (determined in accordance with German GAAP) including any net (after deduction of, among other things, any existing or future tax liabilities and other expenses or liabilities attributable to such disposition of assets) income received on or prior to Closing Date upon the disposition of the assets not relating to the Hermos Embedded Systems minus all amounts previously paid or advanced to the Sellers in respect of the Provisional Income. The amount so paid shall be deemed additional Purchase Price. Sellers and Purchaser will prepare and agree upon the Closing Income Statement and Actual Provisional Income in accordance with Sections 3.3.1, 3.3.2, 3.3.4 and 3.3.6. Within 10 days following the later of (i) the date the Closing Income Statement and the Actual Provisional Income are accepted by Purchaser or (ii) the final, binding and conclusive determination of any dispute with respect to the Closing Income Statement and the Actual Provisional Income as provided in Subsection 3.3.6:

              (i) if the Actual Provisional Income is less than the Estimated Provisional Income then the Sellers shall pay to the Purchaser an amount of cash equal to such difference; or

              (ii) if the Actual Provisional Income is greater than the Estimated Provisional Income then the Purchaser shall pay to the Sellers an amount of cash equal to such difference.

                                   ARTICLE 4
                               SELLERS' GUARANTEES

Each of the Sellers represents, warrants and guarantees as to himself and as to the Company that the following statements are true as of the date hereof :

4.1. Sellers each have the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by Sellers does not violate any law or any agreement or instrument by which either of the Sellers is bound. Upon execution and delivery by the Sellers, this Agreement will constitute a legally valid and binding obligation of the Sellers.

4.2. Except as provided in the Articles of Association [Gesellschaftsvertrag], neither of the Sellers has agreed to issue or sell any share interests in the Company to a third party and neither of the Sellers is a party to any written or oral agreement which grants to any third party any right of first refusal, option or other arrangement to acquire, at any time, share interests in the Company. In particular, any rights of first refusal or other acquisition rights as provided for in the Articles of Association of the Company have unconditionally, irrevocably and validly been waived by the respective favoured parties.

4.3. Unless otherwise disclosed in ANNEX 4.3, no litigation, proceeding or investigation which could have any material adverse effect on the ability of either of the Sellers to perform their obligations hereunder is known to either of the Sellers.

4.4. Seller I owns the A-Shares and Seller II owns the B-Shares in the Company free and clear of all restrictions, encumbrances and rights of others and Seller I has full and unrestricted power to sell and transfer the A-Shares and Seller II to sell and transfer the B-Shares to Purchaser. The shares were not derived from a tax-free contribution of business or partnership interests during the last seven years. Purchaser at the Closing Date shall own the A-Shares and the B-Shares free and clear of all restrictions, encumbrances and rights of others, including those of the Sellers.

4.5. The registered share capital of the Company amounts to Euro50.000,-- and is fully paid in, and has not been repaid or in any other way reduced.

4.6. The Company is a limited liability company duly organised and validly existing under the laws of the Federal Republic of Germany. The Company has all requisite corporate powers to own, lease and operate its property and, except as otherwise stated in this Agreement, to carry on its business as now being conducted in all material respects in particular to produce, distribute and in any other way make use of the Hermos

       Embedded Systems. The Articles of Association of the Company in its present legally binding version have been presented to the Purchaser.

4.7. Unless otherwise disclosed in ANNEX 4.7, the Company has had and continues to have all necessary governmental or regulatory licenses, permits or authorizations, other than those which, if not obtained, would not have a material adverse effect on the operations, prospects or financial condition of the Company, to enable it to carry on its business as now conducted and as it was conducted so far. All such licenses, permits and authorizations, if any, are valid and existing and no circumstance exists, and to the best knowledge of Seller, no event shall occur as a consequence of the execution of this Agreement which would cause any of them to be suspended, cancelled or revoked.

4.8. The annual financial results and balance sheets of the Company as per December 31, 1999, 2000 and 2001 and the audit reports relating thereto as well as the Closing Balance Sheet (the "Financial Statements") have been prepared in accordance with applicable law and in accordance with German generally accepted accounting principles and give a true, fair and complete view of the Company's assets, liabilities, foreseeable risks and results. Such Financial Statements apply bases and policies of accounting which have been consistently applied by the Sellers and the Company. In particular, the Financial Statements contain appropriate reserves and provisions for all foreseeable risks, liabilities or other obligations - disclosed to the Purchaser or not - including, but not limited to, taxes for which the Company is, or has been, or may become, liable in respect of periods prior to and including the Closing Date.

4.9. The Company has fulfilled all its obligations in relation to tax, duties and social security contributions and filed all requisite declarations and forms within the required time limits. The Company has paid all taxes, duties and social security contributions within the time limits set out by the laws and regulations currently in force.

4.10. Unless otherwise disclosed in ANNEX 4.10, the present conduct of the business of the Company up to Closing Date is in compliance with all applicable laws and regulations. There are no legal or administrative proceedings or investigations pending or, to the best knowledge of Sellers, threatened against the Company or any of its managers or employees in connection with the business operation of the Company or any of its managers' or employees' activities for the Company and, to the best knowledge of Sellers, no such proceedings or investigations will arise as a consequence of the execution of this Agreement. The Company will not incur any costs, expenses, or liabilities as a consequence of legal or administrative proceedings pending or, to the best knowledge of Sellers, threatened against it, whether disclosed to Purchaser or not, except to the extent accrued for in the Base Balance Sheet.

4.11. Unless otherwise disclosed in ANNEX 4.11, Sellers are not aware of any condition which would materially adversely affect the business operation of the Company from being carried on in essentially the same manner as its business is now being conducted, nor is there for the Sellers to the best knowledge of Sellers any reason to believe that such a condition will exist in the foreseeable future with respect to the Company. No application to initiate insolvency or settlement or liquidation proceedings has been filed against the Company nor to the best knowledge of Sellers do any facts exist which may cause such applications to be made.

4.12. The Company has good and marketable title to or validly holds interest in the properties and assets used by it, located on its premises or shown on the Base Balance Sheet and the Pro Forma Balance Sheet or acquired after the date thereof, free and clear of all encumbrances except for vendors' security interests arising in the ordinary course of business with respect to movable assets.

       All machinery and equipment used by the Company is in a state of normal wear and tear and in a condition which is appropriate to provide continued use as it is presently used. This machinery and equipment will enable the Company to continue its operation after Closing Date as it was conducted before in all material respects.

4.13. The Company owns or has the right to use, pursuant to license or sub-license agreements or permission, all Intellectual Property (as defined below) used in its business as presently conducted and as reasonably expected by the Sellers to be conducted. The Company and Sellers have not interfered with, infringed upon, or otherwise come into conflict with any intellectual property rights of any other person or party and have not received any complaint, demand or notice, or become aware of any threat, alleging such interference, infringement or conflict.

       Except as otherwise disclosed in Annex 4.13, Sellers and the Company have not granted any license or sub-license of any rights with respect to any intellectual property used in the business of the Company.

4.14. ANNEX 4.14 (A) hereto lists the following contracts and other agreements to which the Company is a party:

       a)     any agreement concerning a partnership or joint venture;

       b) any agreement concerning confidentiality or non-competition which restricts the freedom of the Company to carry on its business in any part of the world;

       c) any agreement with any of the Sellers or any of their family members or any of the companies affiliated to the Sellers, which agreements shall have been entered into and executed at arms' length conditions;

       d) any license agreement, agency agreement, distributorship agreement;

       e) any agreement under which a default or termination is reasonably likely and would have a material adverse effect on the business, financial condition, or operations of the Company;

       f) any agreement which cannot be terminated within 12 months from Closing Date (except employment agreements);

       g) any agreement with the employees listed in ANNEX 4.14 (B) (the "Key Persons"); and

       h) a list of the ten largest (by sales during last fiscal year of the Company) customers and any agreements entered into with them.

       Unless otherwise disclosed in ANNEX 4.14 (A), the contracts listed in ANNEX 4.14 (A) do not provide for the right of the other party to terminate or adversely change its conditions as a result of this Agreement or its execution.

4.15. Unless otherwise disclosed in ANNEX 4.15, no product or services manufactured, sold, leased, rendered or delivered by the Company prior to Closing Date is or will be subject to any guarantee or warranty claims or other indemnity under the applicable standard terms and conditions of sale and/or statutory law nor is or will the Company become subject to any product warranty claims relating to design or manufacture occurring prior to closing date.

4.16. The Company has operated its business in full compliance with all applicable environmental and other laws, regulations or ordinances. To the best knowledge of Sellers, there is no basis for any action or investigation directed against Company for failure to comply with such laws, regulations or ordinances.

4.17. Unless otherwise disclosed in ANNEX 4.17, since December 31, 2001 there has not been any material adverse change in the business, financial condition, operations or results of operations of the Company.

4.18. Unless otherwise disclosed in ANNEX 4.18, all foreseeable risks or damages resulting from the Company's operations are covered by adequate insurance (for all risks normally insured against by companies carrying on the same business as the Company) and all premiums due have been paid.

4.19. All of the accounts receivable, trade accounts, note receivable, contract receivables, unbilled invoices and other receivables ("Receivables") of the Company shown or reflected on the Base Balance Sheet, less a reserve for bad debts in the amount shown on the Base Balance Sheet are, and those to be reflected on the Closing Balance Sheet, less a reserve for bad debts in the amount shown on the Closing Balance Sheet, will be valid and enforceable claims, which arose out of transactions with unaffiliated parties, fully collectable, subject to reserves shown on the Closing Balance Sheet, within 180 days of Closing date through normal means of collection and subject to no set-off, defense or counterclaim.

4.20. All inventory of finished goods, work in progress and raw materials of the Company reflected on the Base Balance Sheet are, and those to be reflected on the Closing Balance Sheet will be, of a quantity and quality normally saleable in the ordinary course of business at commercially reasonable prices consistent with the Company's prior experience except to the extent of the obsolete inventory reserve in the amount shown on the Base Balance Sheet or to be shown on the Closing Balance Sheet. All such inventories, other than obsolete inventory, are valued on a lower of cost or market basis and in accordance with the Company's normal valuation methods and policies, consistently applied. Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices in excess of current market prices. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business at prices no less than prevailing market prices.

       The value of the finished goods inventory on the Base Balance Sheet, and on the Closing Balance Sheet, shall not exceed the market price.

4.21. For purposes of this Agreement, "Intellectual Property" means all patents, patent applications, designs, design applications, trademarks (whether registered or not) or service marks, trademark or service mark applications, trade names, copy rights, masks works, domain names, branch names or other statutorily defined rights to intellectual property under the laws of the Federal Republic of Germany, the European Union, the United States or any other relevant jurisdiction (collectively "Statutory Intellectual Property"), all trade secrets and manufacturing and other secret processes and technologies and know-how (collectively "Trade Secrets") and any and all common law right in intellectual property.

              (i) Unless otherwise disclosed in ANNEX 4.21 (A), the Company owns or has the unrestricted and perpetual right to use without payment of any royalty, all Intellectual Property rights necessary to or regularly used in the conduct of the Company's business as presently conducted and reasonably expected by the Sellers to be conducted and conducted so far. All material rights of ownership or use of Statutory Intellectual Property currently held by the Company are listed on ANNEX 4.21 (B) (the "Company's Statutory Intellectual Property") except for Trade Secrets which have not been reduced to writing.

              (ii) Unless otherwise disclosed in ANNEX 4.21 (C) all rights to the Company's Statutory Intellectual Property

              - have been duly registered, filed in or issued by the European Patent Office, the German Patent Office, the U.S. Patent and Trademark Office or the corresponding offices of other countries identified on said Annex,

              - have been properly maintained and renewed in accordance with all applicable laws and regulations in such countries, and

              - in the case of patents and patent applications filed in the name of individual inventors, have been duly assigned to the Company and such assignments have been recorded by the appropriate governmental agencies.

              (iii) Unless otherwise disclosed in ANNEX 4.21 (D) all rights to the Company's Intellectual Property

              - are owned by the Company, free and clear of all licenses, sublicenses or liens such that no other person has any right or interest in or license to use any of the Intellectual Property,

              - are freely transferable (except as otherwise required by law) and

              - are not subject to any outstanding order, decree, judgment or stipulation restricting its commercial use.

              (iv) Unless otherwise disclosed in ANNEX 4.21 (E), the Company requires all employees to execute a confidentiality, non-competition and non-disclosure agreement in a form which has been provided to the Purchaser. All such agreements are valid, binding and enforceable against the parties thereto.

              (v) No proceedings to which the Company is or, to the knowledge of Sellers, is likely to become a party are pending or threatened which challenge the rights of the Company in respect of the Intellectual Property or charge the Company with infringement of any other persons' rights in Intellectual Property.

              (vi) To the best knowledge of the Sellers the Company is not infringing upon any valid Intellectual Property rights of any other person. To the best knowledge of Sellers, none of the rights in the Company's Intellectual Property are being infringed by any other person.

              (vii) All patent and other legal protection necessary to protect the Company's interests and future business prospects has been obtained by the Company and continues to validly exist.

4.22. ANNEX 4.22 contains a full list of all employees that shall be employed by the Company at Closing Date. None of these employees has terminated its employment contract or has given notice of termination or has indicated to Company or Sellers any intention to terminate its employment contract. Except for those employees listed on ANNEX 4.22, there do not exist as per Closing Date and thereafter any other employment contracts between the Company and any employees or quasi employees (Scheinselbstandige).

4.23. Unless otherwise disclosed in ANNEX 4.23 there is no litigation, arbitration, investigation or similar proceeding pending against or to the best knowledge of Sellers, otherwise involving the Company, the Shares or any of the managing directors or employees of the Company (in their capacities as such) and there are no outstanding court orders by which the Company is bound and which materially restrict the business operation, prospects, assets or condition of the Company or will result in any material adverse change in the business operation, prospects or condition of the Company. To the best knowledge of the Sellers, Sellers do not have any reason to believe that any such action, litigation, arbitration or investigation may be brought against the Company.

4.24. The corporate income tax credit in the meaning of sect. 37 para. 1 CITA (Korperschaftsteuergesetz) has been calculated to be Euro0,00 in accordance with the applicable legal provisions.

4.25. Neither this Agreement, any Annex, document or certificate delivered by or on behalf of any of the Sellers, or the Company pursuant to this Agreement, nor any exhibit or schedule to any of the foregoing (including financial statements and footnotes), contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. To the knowledge of Sellers, there is no fact which has had or may have a material adverse effect upon the Company which has not been set forth herein.

                                   ARTICLE 5
                       BROOKS' AND PURCHASER'S GUARANTEES

Each of Brooks and Purchaser represents, warrants and guarantees that the following statements are true as of the date hereof:

5.1. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has all requisite corporate power to perform its obligations envisaged under this Agreement.

5.2. The execution, delivery and performance of this Agreement and of the transactions contemplated hereby do not and will not violate the provisions of or constitute a breach or default under any of its constitutional documents or of any law or agreement or instrument by which the Purchaser or any of its assets are bound. Upon execution and delivery, this Agreement will constitute a legally valid and binding obligation of Purchaser.

5.3. No litigation, proceedings or investigation has been initiated or is pending or threatened against Purchaser which could have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

5.4. Brooks is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, US and has all requisite corporate power and authority to perform its obligations envisaged under this Agreement.

5.5. The execution, delivery and performance of this Agreement and of the transactions contemplated thereby will not violate the provisions of or constitute a breach or default under or require any consent under any of Brooks constitutional documents or of any law or agreement or instrument by which Brooks or any of its assets are bound. Upon execution and delivery, this Agreement will constitute a legally valid and binding obligation of Brooks.

5.6. No litigation, proceedings or investigation has been initiated or is pending or threatened against Brooks which could have a material adverse effect on the ability of Brooks to perform its obligations hereunder.

5.7. The Brooks Reports (as defined in Annex 3.2.1) constitute all of the documents filed by Brooks with the SEC since September 30, 2001, other than any registration statement on Form S-8. As of their respective dates, the Brooks Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated audited financial statements and consolidated unaudited interim financial statements of Brooks included in the Brooks Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with US GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated by Form 10-Q under the Securities Exchange Act of 1934, as amended, and subject to normal recurring year-end adjustments); (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Brooks and each of its subsidiaries as of the respective dates thereof and for the periods referred to therein; and (iv) are consistent in all material respects with the books and records of the Brooks.

5.8. The Purchase Shares have been duly authorized and upon issuance in accordance with this Agreement will be validly issued, outstanding, fully paid and nonassessable. All outstanding Securities of Brooks were issued in compliance with all applicable Securities laws.

5.9. The authorized capital stock of Brooks consists of (i) 100.000.000, shares of common stock, of which 33.910.924, shares are issued and outstanding as of June 21, 2002, and (ii) 1.000.000, shares of preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Brooks capital stock are duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Brooks capital stock has been, and none of the shares of Brooks capital stock to be issued hereunder will be, issued in violation of any preemptive rights of the current or past shareholders of Brooks.

5.10. Since March 31, 2002, there has not been any Material Adverse Change with regard to Brooks. "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with Brooks, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of Brooks and its subsidiaries, taken as a whole, other than any such change, effect , event, occurrence or state of facts (a) relating to general economic, regulatory or political conditions, except to the extent such change, effect, event, occurrence or state of facts disproportionately affects Brooks and its subsidiaries, taken as a whole,
       (b) relating to the semiconductor capital equipment industry, the flat panel display manufacturing equipment industry, or the data storage industry generally, except to the extent such change, effect, event, occurrence or state of facts disproportionately affects Brooks and its subsidiaries, taken as a whole, (c) relating to any change in the trading price of the Brooks Common Stock or (d) relating to any reduction in force. A failure by Brooks to meet the revenue, earnings or bookings predictions of equity analysts as reflected in the First Call consensus estimate or any other revenue, earnings or bookings predictions, for any period ending on or after the date of this Agreement shall not, in and of itself, and apart from the underlying event, occurrence or state of facts, if any, be deemed to constitute a Material Adverse Change or a Material Adverse Effect.

                                    ARTICLE 6

                            INTENTIONALLY LEFT BLANK

                                   ARTICLE 7
                               COVENANTS OF BROOKS

With a view to making available to the Sellers the benefit of certain rules and regulations of the SEC which may permit the sale of the Purchase Shares to the public without registration, Brooks agrees to use its best efforts to (i) make and keep public information available, as and when required by the U.S. securities laws and (ii) file with the SEC, in a timely manner and at its sole cost and expense, all reports and other documents, when and as required by the U.S. securities laws and (iii) comply at all times in all material respects with all applicable criteria and requirements within Brooks' reasonable control imposed by the relevant market of Nasdaq.

                                   ARTICLE 8
                     INDEMNIFICATIONS, STATUTE OF LIMITATION

8.1. Sellers are severally and not jointly responsible for, and shall hold harmless, indemnify and defend Purchaser (and Brooks, Brooks' direct and indirect subsidiaries and each of Purchasers' and Brooks' managers and employees) and the Company - as the case may be - from and against any loss, claim, cause of action, damage, liability and reasonable expenses, including court costs and reasonable attorneys' and consultants' fees, resulting from, arising out of or relating to any taxes, social security payments, and other dues imposed by public authorities relating to periods prior to and including Closing Date or caused by the execution of this Agreement, irrespective of whether such outstanding payments or the risk thereof was disclosed to the Purchaser;

       provided, however, Purchaser shall pay those notarial costs specified in
       Section 13.3. The parties agree that none of the limitations of liability provided for under Article 8.2 shall apply to Seller's liability under this Article 8.1; however, Sellers shall not be liable under this Article
       8.1 if and to the extent the tax and other liabilities of the Company, for which Sellers are responsible under this Article 8.1 have properly been accrued for in the Closing Balance Sheet of the Company or if tax liabilities are balanced by corresponding tax credits.

8.2. To the exclusion of other remedies, Sellers severally and not jointly agree to hold harmless, indemnify and defend Purchaser (and Brooks, Brooks' direct and indirect subsidiaries and each of Purchasers' and Brooks' managers and employees) and the Company - as the case may be - from and against any loss, claim, cause of action, damage, liability and reasonable expense including but not limited to court costs and reasonable attorneys' and consultants' fees, resulting from, arising out of or relating to

       - any breach, unless otherwise stated in this Agreement, whether caused at fault or not ("verschuldet oder unverschuldet"), by any of the Sellers of any guarantee, representation or warranty made by any of the Sellers herein,

       - the failure by any of the Sellers to perform any covenant, obligation or agreement made herein,

       provided that liability, except Sellers' liability under Article 8.1, is excluded if it does not exceed an aggregate amount of US $25.000,-- and further provided that Sellers' liability, except Sellers' liability under
       Article 8.1, shall be excluded in respect of (i) facts that have prior to the signing of this Agreement been correctly and completely disclosed to Purchaser and its authorized advisors and that are attached to this Agreement as ANNEXES 4.3 - 4.23 , unless such disclosure shall by express stipulation of the parties not restrict the extent of Sellers' guarantees
       (ii) liabilities specifically reserved for or accrued on the Closing Balance Sheet to the extent of such reserve or accrual. The right of rescission (Wandelung, Rucktritt) is excluded. The aggregate liability of the Sellers pursuant to this Section 8.2 shall be limited to 100% of the Purchase Price except that Sellers' aggregate liability for any loss, claim, cause of action, damage, liability and expense relating to Intellectual Property (as defined in section 4.21) ("Intellectual Property Claims") shall be limited to 50% of the Purchase

       Price and, for Intellectual Property Claims that are raised after the elapse of 36 months from Closing Date, to 20% of the Purchase Price, which liability for Intellectual Property Claims shall in no way be excluded, reduced or in any other way affected by the disclosure by Sellers of facts (annexed to this Agreement or not) relating to Intellectual Property or Intellectual Property Claims, provided, however, that Sellers' liability shall be excluded in respect of facts disclosed in Annex 4.21 (d).

8.3. Any indemnification to be made by Sellers under this Agreement may be effected by payment in cash or, at the option of Sellers and up to a maximum amount of 90% of the amount of indemnification by delivery of Brooks Common Stock (including Restricted Shares) valued for the purpose of effecting indemnification at the Closing Stock Price.

       The parties agree that Purchaser may, but shall not be obliged to, set off any claims against Sellers under this Article 8 against any of Purchaser's payment obligations, including the obligation under Article 3 to pay the Purchase Price. The parties furthermore agree that the Purchaser is entitled to settle any claims due to him under this Article 8 by having the escrow agent distribute to him in accordance with the Escrow Agreement shares and funds that are held in escrow up to the amount of the respective claims raised by the Purchaser.


8.4. All rights and remedies of the Purchaser (and Brooks, Brooks' direct and indirect subsidiaries and each of Purchasers' and Brooks' managers and employees) and the Company under this Article 8 shall be subject to the statute of limitation (Verjahrung) which shall become effective 36 months after Closing Date, except that Seller's obligation to hold the Purchaser and the Company harmless against (i) Intellectual Property Claims shall be time-barred effective 60 months after Closing Date , (ii) environmental claims shall not be time barred and, (iii) tax claims (including attributable expenses) against the Company shall be subject to a statute of limitation of 6 months after the final completion of the tax audit, or, as the case may be and whichever comes later, the relevant tax assessment procedure becomes final and non-contestable and after the relevant tax assessment no longer is subject to potential alterations or modifications by the tax authorities (Eintritt der Festsetzungsverjahrung). Purchaser will ensure that Sellers are informed without delay about any tax audit and that Sellers' representatives will be allowed to participate in such audits for periods up to the Closing Date. Both parties shall work together prior to any settlement with the tax authorities which could result in a claim against Sellers. Sellers reserve the right to decide that the Company should object to tax assessments relating to periods prior to Closing Date at Sellers' costs.

8.5.   Article 8 shall be independent of and not affected by Section 13.1.2.

8.6. To the exclusion of other remedies, Purchaser and Brooks jointly and severally agree to hold harmless, indemnify and defend Sellers from and against any loss, claim, cause of action, damage, liability and reasonable expenses including but not limited to court costs and reasonable attorneys' and consultants' fees, resulting from, arising out of or relating to

       - Any breach, unless otherwise stated in this Agreement, whether caused at fault or not ("verschuldet oder unverschuldet"), by Purchaser and/or Brooks of any guarantee, representation or warranty made by any of them herein,

       - The failure by Purchaser and/or Brooks to perform any covenant, obligation or agreement made herein,

       provided that liability is excluded if it does not exceed an aggregate amount of US$25,000.-- and further provided that Purchaser's and Brooks' liability shall be excluded in respect of facts that have prior to the signing of this Agreement been correctly and completely disclosed to Sellers and its authorized advisors and that are expressly stated in this Agreement. The aggregate liability of Purchaser and Brooks shall be limited to 75% of the Purchase Price. All rights and remedies of the Sellers under this Article 8 shall be subject to the statute of limitation (Verjahrung) which shall become effective 36 months after Closing Date.

8.7. The representations, warranties and guarantees within the meaning of this Agreement and the indemnifications in relation thereto, constitute a special agreement negotiated and agreed upon between the parties specifically for the purposes of this transaction in accordance with
       Section 311 (1) German Civil Code. Accordingly, the representations, warranties and guarantees within the meaning of this Agreement are subject to all the limitations set forth in this Agreement, in particular, any limitations set forth in the respective statement contained in Articles 4, 5 and 8 and the limitations on liability set forth in this Article 8. The parties agree that none of the representations, warranties and guarantees contained in this Agreement constitutes a guarantee with respect to the quality of the object of sale (Garantie fur die Beschaffenheit der Sache) within the meaning of Section 444 2nd alternative German Civil Code in the version effective as of January 1, 2002 nor a guarantee with respect to the quality of the purchase object (Beschaffenheitsgarantie) within the meaning of Section 443 German Civil Code in the version effective as of January 1, 2002. The legal consequences of a possible violation of the representations, warranties and guarantees shall be determined exclusively pursuant to this Article
       8. The parties further agree that the provisions of Sections 434 through 453 German Civil Code relating to defects in quality or in title shall not apply to any representation, warranty or guarantee contained in this Agreement.

                                       II
                                     CLOSING

                                   ARTICLE 9
                         ACTIONS TO BE TAKEN AT CLOSING

9.1. Unless one or more of such actions shall be waived in writing by the Purchaser in his sole discretion (or by mutual agreement of Purchaser and Sellers as to Sections 9.1.3, 9.1.7 and 9.1.8), the parties shall on and (unless otherwise expressly agreed) effective as of the Closing Date take or cause the following actions to be taken:

       9.1.1. The Company will have finally and completely disposed of any assets except the Acquired Assets and will have settled, transferred to a third party debtor or in any other way disposed of any liabilities except the Assumed Liabilities.

       9.1.2. Intentionally left blank.

       9.1.3. Sellers, Brooks and the Purchaser shall sign an Escrow Agreement.

       9.1.4. Intentionally left blank

       9.1.5. Intentionally left blank

       9.1.6. Effective the Closing Date, Seller I shall resign as managing director of the Company and shall validly and completely waive in writing any and all rights resulting from or in connection with his previous employment with the Company.

       9.1.7. Effective the Closing Date, Seller II and Company shall sign an employment contract.

       9.1.8. Effective the Closing Date, the Company shall amend the employment contract with Mr. Gerald Dittrich and the Prokura power granted to him shall be revoked.

       9.1.9. The Company shall be granted title in, or royalty free use of, the trademarks and tradenames in the form as attached hereto in ANNEX 9.1.9.

       9.1.10. The Company and Hermos GmbH shall sign transitory services agreement.

9.2.   Intentionally left blank.

                                   ARTICLE 10
                                 NON-COMPETITION

10.1. Each of the Sellers shall for a period of two years from the Closing Date refrain from any activities which directly or indirectly would compete with the present business activities of the Company (including but not limited to the solicitation of Company's employees), or which would directly or indirectly cause any such competition. In particular, none of the Sellers will establish, acquire or become a shareholder or partner in an enterprise, or render advice to an enterprise which directly or indirectly competes with the present business activities of the Company. Notwithstanding the foregoing, nothing shall prohibit Sellers from owning not more than two percent of the outstanding equity securities of any entity which is listed on a national stock exchange or actively traded in the over-the-counter market.

10.2. In each case of any breach by any of the Sellers of this non-competition clause as contained in Article 10.1 the respective Seller shall pay to the Purchaser a penalty of US $ 100.000,--. In case such breach of the non-competition clause is being continued, the respective Seller shall pay further penalties of US $ 50.000,-- per month of continued violation. The Purchaser's right to demand compensation of any further damages and to demand that the Seller ceases to continue its violation of the non-competition clause, shall remain unaffected.

                                   ARTICLE 11
                                 MERGER CONTROL

11.1. The execution of the transaction has been unconditionally released by order of the Federal Cartel Office in accordance with Section 40 para. 2 GWB

                                   ARTICLE 12
                     FURTHER CONDITIONS TO BE MET AT CLOSING

12.1. The Purchaser's right to execute this Agreement in spite of any of the actions listed under Article 9 not being fulfilled, and to demand full performance or compensation of damages in accordance with Section 8 in case one or more of the guarantees of Sellers being untrue or incomplete, shall remain unaffected. The Sellers' right to execute this Agreement in spite of any of the actions listed under Articles 9.1.3, 9.1.7 or 9.1.8 not being fulfilled, and to demand full performance or compensation of damages in accordance with Section 8 in case one or more of the guarantees of Purchaser and/or Brooks being untrue or incomplete, shall remain unaffected.

12.2.  Intentionally left blank .

12.3.  At Closing, the Sellers shall in particular

              (i)    submit to Purchaser signed acknowledgements referred to in
                     Section 3.2.1;

              (ii) submit to Purchaser signed versions of the documents as referred to in Sections 3.2.5, 9.1.6, 9.1.7, 9.1.8, 9.1.9,
                     9.1.10.

              (iii) hold a receipt to confirm the proper payment of that part of the Purchase Price that is due as of Closing Date.

12.4.  At the Closing, the Purchaser and Brooks shall in particular

              (i) submit to Sellers a certificate signed by an officer of Brooks evidencing the proper issuance of the Purchase Shares to be issued at Closing;

              (ii) submit to Sellers proper evidence of full payment of the Purchase Price that is due as of Closing Date;

              (iii) submit to Sellers a signed version of the documents to which reference is made in Articles 3.2.5 and 13.1.1, if applicable, as well as of the approval of the Board of Directors of Brooks of the transaction contemplated hereby.


                                       III
                               GENERAL PROVISIONS

                                   ARTICLE 13
                               GENERAL PROVISIONS

13.1. Brooks shall take the following actions in respect of the listing and registration of the Brooks Common Stock:

       13.1.1. On or immediately after its issuance, Brooks shall at its sole expense list the Purchase Shares on the Nasdaq National Market and to take all steps necessary to accomplish the same.

       13.1.2. (a) On or before 40 days after the Closing Date, Brooks shall file with the SEC, a registration statement on Form S-3 (or any successor short form registration involving a similar amount of disclosure; or if then ineligible to use any such form, then any other available form of registration statement) (the "Registration Statement") for resale of the Purchase Shares to be made on a continuous basis pursuant to Rule 415 of the Securities Act. To the extent permitted by the SEC, Brooks will include in the Registration Statement the Residual Stock, the maximum possible number of Bonus Shares that can be issued and shares of Brooks Common Stock required to be delivered into an escrow account pursuant to Sections 3.2.5 and 3.2.6 of the Agreement. Brooks shall not be required to include in the Registration Statement any shares of Brooks Common Stock in excess of the Residual Stock if the Registration Statement is effective at the time it is finally determined pursuant to Section 3.3 that Purchaser shall pay Sellers such additional shares of Brooks Common Stock. Brooks shall use its commercially reasonable efforts (including, without limitation, consultation with legal counsel retained by Sellers at Sellers' expense) to cause such Registration Statement to become effective (subject to review of such Registration Statement by the SEC) as soon as possible thereafter, and remain continuously effective until the earlier of: (i) two years after the effective date of the Registration Statement; or (ii) such time as all of the Purchase Shares may be sold pursuant to Rule 144 promulgated under the Securities Act on a single day. Brooks may, upon written notice to the selling shareholders listed therein, from time to time suspend use of the Registration Statement for a reasonable period (not to exceed thirty (30) consecutive days or an aggregate of ninety (90) days within any one year period) if disclosure of which at that point in time in its reasonable judgment would have a material adverse effect on Brooks and its subsidiaries taken as a whole.

       (b) The Sellers agree to use a broker acceptable to Brooks, in its reasonable discretion, in connection with sales of the Purchase Shares under the Registration Statement.

       (c) Brooks shall pay all expenses of registration for the Purchase Shares pursuant to Section 13.1.2(a) above and the costs of the clearing of the share certificates, except brokerage commissions, legal expenses and such other expenses as may be required by law to be paid by the Sellers which shall be paid by the Sellers.

       (d) To the extent permitted by law, Brooks shall indemnify and hold harmless each of the Sellers, against any losses, claims, damages or liabilities, joint or several, to which either of them may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (including reasonable attorneys' fees), arise out of or are based upon any untrue or alleged untrue statement or any material fact contained or expressly incorporated by reference in any such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to reimburse each of the Sellers for any legal or other expenses reasonably incurred by either of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 13.1.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action for a Seller if such settlement is effected without the consent of Brooks (which consent shall not be unreasonably withheld) nor shall Brooks be liable in any such case for any such loss, claim, damage, liability or action to the extent, but only to the extent, that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary prospectus, final prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Sellers.

       (e) To the extent permitted by law, each Sellers will indemnify and hold harmless Brooks, its directors, its officers who have signed such Registration Statement and each person, if any, who controls Brooks within the meaning of the Securities Act against any losses, claims, damages or liabilities to which Brooks or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (including reasonable attorneys' fees) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained or expressly incorporated by reference in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Seller expressly for use in connection with such registration; and such Seller will reimburse any legal or other expenses reasonably incurred by Brooks or any such director, officer and controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. It is agreed that the indemnity agreement contained in this Section

              13.1.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party (which consent shall not be unreasonably withheld). This Section 13.1.2(e) shall be independent of and unaffected by Article 8.

       (f)    Promptly after receipt by a party indemnified under this Section
              13.1.2 of notice of the commencement of any action, if such indemnified party is one of the Seller, such Seller will, or if such indemnified party is Brooks or any director, officer or controlling person of Brooks, Brooks will, if a claim in respect thereof is to be made against any indemnifying party under this
              Section 13.1.2, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED HOWEVER, that if the defendants in any such action include both the indemnified party and the indemnifying party and, under applicable standards of professional conduct, a conflict on any significant issue between the positions of the indemnified party and the indemnifying party exists, the indemnified party or parties shall have the right to select one separate law firm, at the indemnifying party's or parties' expense, to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The failure to notify any indemnifying party promptly of the commencement of any such action, shall not relieve such indemnifying party of any liability to the indemnified party under this Section 13.1.2, except to the extent that such indemnifying party is actually prejudiced thereby.

       (g) After the effective date of the Registration Statement and the delivery of representation letter substantially in the form of ANNEX 13.1.2(G) Brooks shall, at its expense, use commercially reasonable efforts to remove the Registration Legend (as defined in Annex 3.2.1) from each certificate representing Purchase Shares that have been registered and to remove the legend according to
              Section 1.4 (a) - (c) of Annex 3.2.1 on the certificates representing the Restricted Shares (as defined in Annex 3.2.1) from each such certificate after the date the respective transfer restriction shall have expired, and to deliver promptly (but in no event later than within five business days) (i) after the delivery of the representation letter (or the return of the original share certificates, whichever occurs later), (ii) respectively after the lapse of the transfer restrictions (or the return of the original share certificates, whichever occurs later), one or more certificates without the removed legends to the respective Seller or person(s) designated by the respective Seller.

13.2. Any Brooks Common Stock payable hereunder shall not be issued by Brooks prior to the date at which these shares are to be paid to Sellers or into escrow in accordance with the provisions of this Agreement. In case any of the share certificates are incorrect or incomplete, Brooks will immediately correct respectively complete such certificates and, if necessary, re-issue in exchange for the original certificates correct and complete certificates at Brooks sole cost and expense.

13.3. Except as otherwise stated in this Agreement, all legal and other costs, expenses and taxes incurred in connection with the negotiation and conclusion of this Agreement and of the transactions contemplated hereby shall be paid by the party incurring such expenses (i.e. Purchaser in the case of costs, expenses and taxes incurred by Purchaser or Brooks, and 83 % by Seller I and 17 % by Seller II in the case of costs, expenses and taxes incurred by either of the Sellers or the Company), except that notarial fees, if any, for the notarisation of this Agreement and its execution shall be borne by Purchaser to an aggregate maximum of US $100.000, and by the Sellers proportionally (i.e. 83 : 17) for notarial fees in excess of US $100.000, and except that Purchaser shall pay the fees payable to the Federal Cartel Authority.

13.4. The Annexes to this Agreement shall be construed as integral parts of this Agreement to the same extent as if they were set forth verbatim herein; provided, however, that in the event of any conflict between any such Annex and this Agreement the Agreement shall control.

13.5. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or by courier to the other party at the following addresses:

       a)     if to Sellers:

              to the addresses stated on page 2 of this Agreement

              With copies to:
              CMS Hasche Sigle
              Attn.: Stefan-Ulrich Muller
              Brienner Straae 11/V
              80333 Munich

       b)     if to Purchaser:
              to the address stated on page 2 of this Agreement
              Attn.: Managing Director

              With copies to:
              Haver & Mailander
              Attn.: Dr. Klaus-A. Gerstenmaier
              Lenzhalde 83
              70192 Stuttgart

       c)     if to Brooks:
              to the address stated on page 2 of this Agreement
              Attn.: Ellen Richstone, CFO

              With copies to:
              Haver & Mailander
              Attn.: Dr. Klaus-A. Gerstenmaier
              Lenzhalde 83
              70192 Stuttgart

              or at such other addresses as any of the parties hereto shall have specified in writing to the other party.

13.6. If any provision of this Agreement shall prove to be void, voidable or otherwise unenforceable, this shall not affect the remaining provisions of this Agreement which shall continue to be binding and enforceable upon the parties in accordance with its terms; the parties in such case will replace with retroactive effect the void, voidable or unenforceable provision by a valid and practicable provision covering as close as possible the economic purpose of the void, voidable or unenforceable provision. The same shall apply mutatis mutandis with respect to omissions in this Agreement.

13.7. Subject to the parties' obligations under applicable mandatory laws, no disclosure of the terms of this Agreement and all transactions relating thereto shall be made by either party without the prior written consent of the other party, and each party shall furnish to the other advance copies of any releases which it proposes to make concerning the transactions contemplated herein.

       The parties hereto shall agree on a joint wording of a press release relating to the transactions contemplated herein.

13.8. This Agreement and its execution shall be governed, construed and enforced in accordance with the laws of the Federal Republic of Germany except to the extent that certain transactions contemplated by this Agreement and its execution shall mandatorily or by express stipulation be governed by any law other than that of the Federal Republic of Germany. Section 442 BGB (Civil Code) shall be excluded.

13.9. Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity thereof shall be settled by arbitration in accordance with the Rules of the Deutsche Institution fur Schiedsgerichtsbarkeit (DIS).

       The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Munich. The language to be used in arbitral proceedings shall be English.


Auf das Vorlesen der Anlagen 3.3.1 (B), 4.14 (A), 4.17 und 4.21 (b) wird verzichtet; diese Anlagen wurden den Beteiligten zur Kenntnisnahme vorgelegt und von ihnen auf jeder Seite unterschrieben. Alle ubrigen Anlagen zu dieser Urkunde wurden mit vorgelesen.